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                                                                      EXHIBIT 4


                   AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                         WITH RESPECT TO LONG-TERM DEBT

    The Registrant has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.


                                          OAKWOOD HOMES CORPORATION


                                  By:    s/C. Michael Kilbourne
                                         C. Michael Kilbourne
                                         Executive Vice President


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